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

                                                     Exhibit 12.1



       United Air Lines, Inc. and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges



                                         Nine Months Ended
                                           September 30
                                          1996      1995
                                         ------    ------
                                           (In Millions)
Earnings:

   Earnings before income taxes and
       extraordinary item                $  936    $  630
   Fixed charges, from below                958       885
   Undistributed earnings of affiliates     (40)      (34)
   Interest capitalized                     (57)      (31)
                                         ------    ------
       Earnings                          $1,797    $1,450
                                         ======    ======

Fixed charges:

   Interest expense                      $  227    $  275
   Portion of rental expense
     representative of the
     interest factor                        731       610
                                         ------    ------
   Fixed charges                         $  958    $  885
                                         ======    ======

Ratio of earnings to fixed charges         1.88      1.64
                                         ======    ======

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